May 2026

Pricing Supplement No. 15,741

Registration Statement Nos. 333-293641; 333-293641-01

Dated May 15, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to an equally weighted basket composed of the EURO STOXX 50® Index (50.00% weighting) and the Tokyo Stock Price Index (50.00% weighting) (each referred to as a “basket component”)

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the average ending level of the basket is greater than the starting level, investors will receive the principal amount plus a positive return equal to 110% of the percentage increase in the level of the basket from the starting level to the average ending level.

￭If the average ending level of the basket is less than or equal to the starting level, investors will receive the principal amount but will not receive any positive return on their investment.

￭Average ending level of the basket based on the average of the closing levels of the basket components on the specified dates occurring quarterly during the term of the notes.

￭Repayment of principal at maturity, subject to our creditworthiness.

￭The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for upside exposure to performance of the basket.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the basket components.

The current estimated value of the notes is $937.50 per note. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 3.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$33.25	$966.75
Total	$631,000	$20,980.75	$610,019.25

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $33.25 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $22.50 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

Index Supplement dated April 8, 2026 Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	November 20, 2029, subject to postponement if the final calculation day is postponed*
Market measure:

An equally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (50.00%) and the Tokyo Stock Price Index (Bloomberg ticker: TPX) (50.00%) (each referred to as a “basket component” and collectively as the “basket components”). We sometimes refer to the basket components herein individually as an “Index” or collectively as the “Indices.”

Basket component publishers:	With respect to the SX5E Index, STOXX® Limited, or any successor thereof. With respect to the TPX Index, JPX Market Innovation & Research, Inc. successor thereof.
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

●If the average ending level is greater than the starting level:

●If the average ending level is less than or equal to the starting level:

$1,000

Starting level:	100.00
Closing Level:	Closing level has the meaning set forth under “Description of Notes—General Terms of Notes—Some Definitions” in the accompanying product supplement.
Average component return:

The “average component return” of a basket component will be equal to:

average component level – initial component level

initial component level

where,

•   the “initial component level” is the closing level of such basket component on the pricing date as set forth below; and

•   the “average component level” will be the arithmetic average of the closing levels of such basket component on the calculation days.

The initial component levels of the basket components are as follows: EURO STOXX 50® Index (5,827.76); and Tokyo Stock Price Index (3,863.97).

Average ending level:

The “average ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the average component return of the EURO STOXX 50® Index and (B) 50% of the average component return of the Tokyo Stock Price Index.

Average basket return:	average ending level – starting level starting level
Upside participation rate:	110%
Calculation days:

Quarterly, on the 15th of each February, May, August and November, commencing August 2026 and ending November 2029, and the final calculation day, each subject to postponement. We refer to November 15, 2029 as the “final calculation day.” **

Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	May 15, 2026
Original issue date:	May 20, 2026 (3 business days after the pricing date)
CUSIP / ISIN:	61781FPE7 / US61781FPE78
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

May 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date is $937.50.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside participation rate, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

May 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Investor Considerations

The Notes Linked to a Basket of International Indices due November 20, 2029 (the “notes”) can be used:

￭As an alternative to direct exposure to the basket that provides returns for the average positive performance of the basket components, where the average ending level is based on the average of the closing levels of the basket components on specified dates occurring quarterly during the term of the notes

￭To achieve similar levels of upside exposure to the basket components as a direct investment

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Do not understand that if the average ending level of the basket is not greater than the starting level, they will not receive any positive return on their investment in the notes

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that the average ending level of the basket may be less than or equal to the starting level, in which case investors will receive only the principal amount of the notes at maturity

￭Seek exposure to the upside performance of the basket as measured solely from the pricing date to a date near stated maturity

￭Seek current income from their investments

￭Seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the notes. For more information about the basket and the basket components, please see the information provided herein.

May 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 principal amount of notes will be determined as follows:

May 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the basket relative to the starting level. We cannot predict the average ending level on the calculation days. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any basket component. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term:	Approximately 3.5 years
Starting level:	100.00
Hypothetical initial component level:	For each basket component, 100.00
Upside participation rate:	110% of the principal amount

* The hypothetical initial component level of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component level of any basket component. The actual initial component level for each basket component is set forth under “Final Terms” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth herein.

May 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Example 1—The level of each basket component generally increases earlier in the term of the notes and decreases later in the term of the notes, and the maturity payment amount is greater than the principal amount.

	EURO STOXX 50® Index	Tokyo Stock Price Index
Hypothetical initial component level:	100.00	100.00
Hypothetical average component level:	149.60	140.70
Hypothetical average component return:	49.60%	40.70%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × 49.60%) + (50% × 40.70%)] = 145.15

Therefore, the average basket return would equal 45.15%.

Because the hypothetical average ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate
$1,000 × 45.15% × 110%
= $496.65

On the maturity date, you would receive the maturity payment amount equal to $1,496.65 per $1,000 principal amount of notes, resulting in a total return on the notes of 49.665%.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing levels of the basket components on a date near maturity. In this scenario, the closing levels of the basket components increase early in the term of the notes, remain consistently above their respective initial component levels for a significant period of time and then decrease to a level below their respective average component levels near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

May 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Example 2— The level of each basket component generally increases over the term of the notes, and the maturity payment amount is greater than the principal amount.

	EURO STOXX 50® Index	Tokyo Stock Price Index
Hypothetical initial component level:	100.00	100.00
Hypothetical average component level:	146.00	144.00
Hypothetical average component return:	46.00%	44.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × 46%) + (50% × 44%)] = 145

Therefore, the average basket return would equal 45%.

Because the hypothetical average ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate
$1,000 × 45% × 110%
= $495

On the maturity date, you would receive the maturity payment amount equal to $1,495 per $1,000 principal amount of notes.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing levels of the basket components on a date near maturity. In this scenario, the closing levels of the basket components steadily increase over the term of the notes, resulting in closing levels near maturity that are greater than their respective average component levels.

May 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Example 3—The level of each basket component generally decreases earlier in the term of the notes and increases later in the term of the notes, and the maturity payment amount is equal to the principal amount.

	EURO STOXX 50® Index	Tokyo Stock Price Index
Hypothetical initial component level:	100.00	100.00
Hypothetical average component level:	98.40	96.70
Hypothetical average component return:	-1.60%	-3.30%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × -1.60%) + (50% × -3.30%)] = 97.55

Because the hypothetical average ending level is less than or equal to the starting level, the maturity payment amount would equal the principal amount, and you would not receive any positive return.

On the stated maturity date, you would receive $1,000 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity, even though the closing levels of the basket components on a date near maturity are greater than their respective initial component levels. In this scenario, the closing levels of the basket components decrease early in the term of the notes, remain consistently below their respective initial component levels for a significant period of time and then increase later in the term of the notes.

May 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Example 4—The level of each basket component generally decreases over the term of the notes, and the maturity payment amount is equal to the principal amount.

	EURO STOXX 50® Index	Tokyo Stock Price Index
Hypothetical initial component level:	100.00	100.00
Hypothetical average component level:	69.90	58.90
Hypothetical average component return:	-30.10%	-41.10%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × -30.10%) + (50% × -41.10%)] = 64.40

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity, and the closing levels of the basket components on a date near maturity are also less than their respective initial component levels. In this scenario, the closing levels of the basket components steadily decrease over the term of the notes, resulting in closing levels near maturity that are less than their respective average component levels.

May 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes.

Performance of the Basket*		Performance of the Notes
Average Ending Level	Average Basket Return	Maturity Payment Amount	Return on Notes(1)
250.00	150.00%	$2,650.00	165.00%
200.00	100.00%	$2,100.00	110.00%
190.00	90.00%	$1,990.00	99.00%
180.00	80.00%	$1,880.00	88.00%
170.00	70.00%	$1,770.00	77.00%
160.00	60.00%	$1,660.00	66.00%
150.00	50.00%	$1,550.00	55.00%
140.00	40.00%	$1,440.00	44.00%
130.00	30.00%	$1,330.00	33.00%
120.00	20.00%	$1,220.00	22.00%
110.00	10.00%	$1,110.00	11.00%
105.00	5.00%	$1,055.00	5.50%
100.00(2)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

*The basket excludes cash dividend payments on stocks included in the basket components.

(1) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(2) The starting level

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the average performance of the basket components. As the notes do not pay any interest, if the average performance of the basket components does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk) regardless of the performance of the basket components, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive an average positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭The potential for a positive return on the notes at maturity is based on the average performance of the basket components during the term of the notes, which may be less favorable than the performance of the basket components as measured from their respective initial component levels to their respective closing levels at or near maturity. The potential for a positive return on the notes at maturity is based on the average ending level, which will be calculated by reference to an average of the closing levels of the basket components on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the closing levels of the basket components at or near maturity. If the average ending level is less than the closing levels of the basket components at or near maturity, the average performance of the basket that is measured for purposes of the notes will be less favorable than the performance of the basket components as measured from their respective initial component levels to their respective closing levels at or near maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the basket components and, therefore, may underperform the return that would have been achieved on direct investments in the basket components held over the term of the notes.

For example, if the level of each basket component increases at a more or less steady rate over the term of the notes, the average ending level will be less than the closing level of the basket at or near maturity, and the average component level of each basket component as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the level of any basket component later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive any positive return on your investment at maturity even if the closing level of a basket component at or near maturity is significantly greater than its initial component level. One scenario in which this may occur is when the level of a basket component declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the average ending level and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” and “Tokyo Stock Price Index Overview” below. You may receive less, and possibly significantly less, than the principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the basket at any time other than the calculation days. The average ending level will be based on the arithmetic average of the respective closing levels of the basket components on each calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the basket increases prior to the calculation days but then decreases by the calculation days, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the basket prior to such decrease. Although the actual level of the basket on the maturity date or at other times during the term of the notes may be higher than the average ending level, the maturity payment amount will be based solely on the closing levels of the basket components on the calculation days.

￭Investing in the notes is not equivalent to investing in the basket components. Investing in the notes is not equivalent to investing directly in the basket components or any of the component stocks of the basket components. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any of the component stocks of the basket components.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial component levels, the starting level and the average ending level and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the average ending level in the event of a market disruption event or discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket components or component stocks of the basket components), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation days approach. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket level, and, therefore, could increase the levels at or above which the basket components must close on the calculation days so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation days, could adversely affect the final closing levels of the basket components, and therefore, the average ending level, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the final calculation day is postponed. If a scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that final calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the basket components to which the notes are linked.

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Risks Relating to the Basket

￭Changes in the levels of the basket components may offset each other. Level movements in the basket components may not correlate with each other. At a time when the levels of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the calculation days, increases in the levels of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket components.

￭There are risks associated with investments in notes linked to the value of foreign equity securities. The notes are linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the basket components could adversely affect the value of the notes. The publisher of each basket component may add, delete or substitute the stocks constituting such basket component or make other methodological changes that could change the level of the basket component. The publisher of each basket component may discontinue or suspend calculation or publication of the basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index for such index, the maturity payment amount on the notes will be an amount based on the closing prices at maturity of the securities composing such basket component at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the such basket component last in effect prior to discontinuance of such basket component.

￭Historical levels of the basket components should not be taken as an indication of the future performance of the basket components during the term of the notes. No assurance can be given as to the level of the basket components at any time, including on the calculation days, because historical levels of the basket components do not provide an indication of future performance of the basket components.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Basket Overview

The basket will represent a portfolio of the following two basket components, with the return of each basket component having the weighting noted parenthetically: EURO STOXX 50® Index (50.00%) and the Tokyo Stock Price Index (50.00%). The level of the basket will increase or decrease depending upon the aggregate performance of the basket components. For more information regarding the basket components, see “EURO STOXX 50® Index Overview” and “Tokyo Stock Price Index Overview.” The basket does not reflect the performance of all major securities markets.

While historical information on the level of the basket does not exist, the following graph sets forth the hypothetical historical daily levels of the basket for the period from January 1, 2021 to May 15, 2026, assuming that the basket was constructed on January 1, 2021 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the levels of the basket during any period shown below is not an indication that the percentage change in the level of the basket is more likely to be positive or negative during the term of the notes. The hypothetical historical levels do not give an indication of future levels of the basket.

There can be no assurance that the performance of the basket will not result in a loss of the principal amount of the notes.

The Basket Daily Closing Levels January 1, 2021 to May 15, 2026

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index represent the performance of the 50 largest companies among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from 8 Eurozone countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through May 15, 2026. The closing level of the EURO STOXX 50® Index on May 15, 2026 was 5,827.76. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The EURO STOXX 50® Index has at times experienced periods of high volatility. You should not take the historical levels of the EURO STOXX 50® Index as an indication of its future performance, and no assurance can be given as to the closing level of the EURO STOXX 50® Index on the calculation days.

EURO STOXX 50® Index Daily Closing Levels January 1, 2021 to May 15, 2026

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Tokyo Stock Price Index Overview

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPXI. The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the Tokyo Stock Price Index for each quarter in the period from January 1, 2021 through May 15, 2026. The closing level of the Tokyo Stock Price Index on May 15, 2026 was 3,863.97. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The Tokyo Stock Price Index has at times experienced periods of high volatility. You should not take the historical levels of the Tokyo Stock Price Index as an indication of its future performance, and no assurance can be given as to the closing level of the Tokyo Stock Price Index on the calculation days.

Tokyo Stock Price Index Daily Closing Levels January 1, 2021 to May 15, 2026

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a security is a rate of 4.6086% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of securities, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on a security) that will be deemed to have accrued with respect to a security during each calendar period.

Projected Payment Date(s)	Projected Payment(s) (per $1,000)	Accrued OID During Calendar Period (per $1,000)	Total Accrued OID (per $1,000)
June 30, 2026	$0.0000	$5.1207	$5.1207
December 30, 2026	$0.0000	$23.1610	$28.2817
June 30, 2027	$0.0000	$23.6947	$51.9764
December 30, 2027	$0.0000	$24.2407	$76.2171
June 30, 2028	$0.0000	$24.7993	$101.0164
December 30, 2028	$0.0000	$25.3707	$126.3871
June 30, 2029	$0.0000	$25.9553	$152.3424
November 20, 2029	$1,172.9951	$20.6527	$172.9951

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $33.25 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $22.50 per note. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See "Plan of Distribution; Conflicts of Interest" in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the notes (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the

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Morgan Stanley Finance LLC

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity

Notes Linked to a Basket of International Indices due November 20, 2029

specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

May 2026 Page 22